Exhibit 4.1

Description of Registered Securities

CleanSpark, Inc. (“CleanSpark,” “we,” “our” or the “Company”) is incorporated in the State of Nevada. The following description sets forth certain general terms and provisions of our common stock. This description is summarized from, and qualified in its entirety by reference to, the applicable provisions of Nevada Revised Statutes (“NRS”) Chapters 78 and 92A and our articles of incorporation, our bylaws, and the warrant agreement and form of warrant certificate governing the Public Warrants (as defined below), each as amended, amended and restated and/or otherwise modified from time to time, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

General

Our articles of incorporation authorize us to issue up to 600,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,000,000 of such shares have been designated as Series A Preferred Stock and 1,000,000 of such shares have been designated as Series X Preferred Stock.

Common Stock

Voting rights. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast at the meeting of stockholders.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Liquidation. In the event of the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences. Holders of our common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including any series of preferred stock that our board of directors may designate in the future.

Preferred Stock

Under our amended and restated articles of incorporation, as amended through October 28, 2024, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Nevada law provides that, in addition to any approval otherwise required and unless such right to vote is specifically denied in a corporation’s articles of incorporation (including any applicable certificate of designation), any proposed amendment to a corporation’s articles of incorporation that would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares must be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power of the class or series.

Series A Preferred Stock

On April 15, 2015, pursuant to the authority granted under our then-current articles of incorporation, our board of directors designated a series of preferred stock as Series A Preferred Stock, consisting of up to one million (1,000,000) shares, par value $0.001. Under the certificate of designation for the Series A Preferred Stock, holders of Series A Preferred Stock will be entitled to quarterly dividends on 2% of our earnings before interest, taxes and amortization. The dividends are payable in cash or common stock. The holders will also have a liquidation preference on the stated value of $0.02 per share plus any accumulated but unpaid dividends. The holders are further entitled to have the Company redeem each share of Series A Preferred Stock for three shares of our common stock if a change of control event (as defined in the certificate of designation) occurs, and they are entitled to vote together with the holders of the Company’s common stock on all matters submitted to stockholders at a rate of forty-five (45) votes for each share of Series A Preferred Stock held.

On October 9, 2019, the certificate of designation for the Series A preferred Stock was amended to increase the number of shares of preferred stock designated as Series A Preferred Stock from one million (1,000,000) shares to two million (2,000,000) shares.

Series X Preferred Stock

On August 30, 2024, pursuant to the authority granted under our then-current articles of incorporation, our board of directors designated a series of preferred stock as Series X Preferred Stock, consisting of up to one million (1,000,000) shares, par value $0.001. The certificate of designation for the Series X Preferred Stock provides that each share of Series X Preferred Stock has 1,000 votes and votes together with the outstanding shares of Common Stock and Series A Preferred Stock, as a single class, exclusively with respect to any proposal to increase the number of shares of Common Stock that the Company is authorized to issue, together with any ancillary, administrative or related matters necessary or advisable in connection with the implementation of such increase (as determined by the Board in its sole discretion), including, without limitation, the amendment of the Company’s articles of incorporation to effectuate such increase, and shall not be entitled to vote on any other matter. The Series X Preferred Stock must be voted, without action by the holder, on any such proposal in the same proportion as the aggregate votes cast by holders of Common Stock and Series A Preferred Stock (excluding any shares of Common Stock and Series A Preferred Stock that are not voted “for” or “against” such proposal for any reason, including, without limitation, any abstentions or broker non-votes). The Series X Preferred Stock otherwise has no other voting rights, including in respect of any other proposal, except as otherwise mandated by applicable law. The Series X Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series X Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, change-of-control, dissolution or winding up of the Company, in each case whether voluntarily or involuntarily. The Series X Preferred Stock does not entitle its holder to receive dividends of any kind.

On August 30, 2024, we issued all 1,000,000 of the shares designated as Series X Preferred Stock to Dr. Thomas Wood, an independent member of our board of directors, for an aggregate purchase price of $1,000. On October 25, 2024, we held a special meeting of stockholders to consider, among other matters, a proposal to increase the number of shares of Common Stock authorized for issuance under our articles of incorporation from 300,000,000 shares to 600,000,000 shares. Such amendment was approved by the Company’s stockholders at such special meeting and became effective on October 28, 2024. The certificate of designation for the Series X Preferred Stock provides that the outstanding shares of Series X Preferred Stock shall be redeemed in whole, but not in part, automatically and effective immediately after the publishing or announcement by the Company of the final results of such stockholder vote, which announcement was made on October 29, 2024. Upon the effective time of such redemption, all shares of Series X Preferred Stock shall cease to be outstanding and the only right of a former holder of shares of Series X Preferred Stock, as such, will be to receive aggregate consideration of $1,000 (i.e., only such holder’s original purchase price). Effective immediately after such redemption, the shares of Series X Preferred Stock shall be automatically retired and restored to the status of authorized but unissued shares of our preferred stock.

We presently intend, upon the approval of our board of directors, to withdraw the certificate of designation for the Series X Preferred Stock by filing of a certificate of withdrawal with the Nevada Secretary of State.

Public Warrants

Each public warrant entitles the registered holder to purchase 0.069593885 of a share of our common stock at a price of $165.24 per share, subject to adjustment as discussed below (the “Public Warrants”), at any time provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of our common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Amended and Restated Warrant Agreement, dated November 8, 2024 (the “Warrant Agreement”), by and between the Company and Securities Transfer Corporation, a Texas corporation, as warrant agent (the “Warrant Agent”). A holder of Public Warrants may exercise his, her or its Public Warrants only for a whole number of shares of our common stock. Accordingly, no fractional shares of common stock will be issued upon exercise of the Public Warrants. If, upon exercise of any Public Warrants, the holder thereof would be entitled to receive a fractional interest in a share of common stock, we shall, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the holder and deliver to such holder cash in lieu of fractional shares. The Public Warrants will expire on the earlier to occur of (x) December 29, 2028, at 5:00 p.m., New York City time, or (y) redemption of the Public Warrants.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of our common stock issuable upon exercise is then effective and a prospectus relating thereto is current, or in the opinion of counsel to the Company, the exercise of the Public Warrant is exempt from the registration requirements of the Securities Act.

We may redeem the Public Warrants:

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in whole and not in part;
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at a price of $0.0006959 per Public Warrant;
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upon not less than thirty (30) days’ prior written notice of redemption to each Public Warrant holder; and
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if, and only if, the reported last sales price of the shares of our common stock equals or exceeds $258.64 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Public Warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of our common stock may fall below the $258.64 redemption trigger price as well as the $165.24 Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of our common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.

A holder of a Public Warrant may notify us in writing in the event he, she or it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in outstanding shares of common stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of our common stock on account of such shares of common stock or other securities into which the Public Warrants are convertible (an “Extraordinary Dividend”), other than (a) as described above, or (b) as a result of certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such Extraordinary Dividend.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of the shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of issued and outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event; provided that if less than 70% of the consideration receivable by the holders of shares of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Public Warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any registered holder to cure any ambiguity or correct any defective provision but requires the written consent of the registered holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent or the office of its successor as Warrant Agent, with the subscription form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to the Warrant Agent or by wire transfer, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our common stock and any voting rights until they exercise their Public Warrants and receive shares of our common stock. After the issuance of the shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of our common stock.

Anti-Takeover Laws

The NRS contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elect to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not timely amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation, and we have not amended our articles of incorporation to so elect.

Further, NRS 78.139 provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Listing

The Company’s common stock and Public Warrants are listed on the Nasdaq Capital Market under the ticker symbols “CLSK” and “CLSKW,” respectively.

Transfer Agent and Warrant Agent

Securities Transfer Corporation is the transfer agent and registrar for our common stock and the Warrant Agent for our Public Warrants. Its address is 2901 N. Dallas Parkway, Suite 380 Plano, Texas 75093.